UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2010

WGNB CORP.
 (Exact name of registrant as specified in its charter)

Georgia	000-30805	58-1640130
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Maple Street P.O. Box 280 Carrollton, Georgia	30112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 832-3557

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On January 29, 2010, First National Bank of Georgia (the "Bank") was closed by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation ("FDIC") was named as its receiver.  WGNB Corp.'s (the "Company") principal asset is the capital stock that it owns in the Bank and, as a result of the closure of the Bank, the Company has minimal remaining tangible assets. At this time, the Company does not believe that any recovery will be realized by holders of its Common or Series A Preferred stock.

In connection with the closure of the Bank, the FDIC issued a press release, dated January 29, 2010, providing the following:

●
The FDIC entered into a purchase and assumption agreement with Community & Southern Bank, Carrollton, Georgia, a newly chartered institution, to assume all of the deposits of First National Bank of Georgia.

●
The 11 branches of First National Bank of Georgia will reopen on January 30, 2010 as branches of Community & Southern Bank. Accordingly, depositors of First National Bank of Georgia will automatically become depositors of Community & Southern Bank. Deposits will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance coverage.

●	In addition to assuming all of the deposits of the Bank, Community & Southern Bank agreed to purchase essentially all of its assets.

●
Customers who have questions about the transaction can call the FDIC toll-free at 1-800-886-2504 or visit the FDIC's Web site at http://www.fdic.gov/bank/individual/failed/firstnational-carrollton.html.

A complete copy of the FDIC's press release can be found on the Internet at www.fdic.gov.

As a result of the FDIC being appointed as receiver of the Bank and the assumption of deposits by Community & Southern Bank, the Company has ceased all business activity and operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WGNB Corp.

Dated: February 2, 2010	By:	/s/ Steven J. Haack
Steven J. Haack
Secretary and Treasurer
(Principal Financial Officer)

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